Exhibit 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828

FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Reports Fourth Quarter and Year Ended 2015 Financial Results
- Focus on Clinical Program Advancement in 2016 -
- CTP-656 Solid Dose Phase 1 Results Confirmed Superior Pharmacokinetic Profile to Kalydeco® -
- Conference Call Scheduled Today at 8:30 a.m. ET -

Lexington, MA (March 1, 2016) -- Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the fourth quarter and year ended December 31, 2015 and provided an update on its product pipeline and corporate activities.
“During the past year, there has been significant progress across our diversified portfolio of deuterium-modified drug candidates. Concert’s resources are focused on rapidly developing our proprietary pipeline, most notably CTP-656 as a once-daily potentiator for treating cystic fibrosis,” said Roger Tung, Ph.D. President and Chief Executive Officer of Concert Pharmaceuticals. “Within our collaborations, we are pleased to see continued progress by Avanir Pharmaceuticals with AVP-786, which is advancing in multiple Phase 2 and Phase 3 studies for major neurologic and psychiatric diseases that represent blockbuster market opportunities.”
Recent Business Highlights and Upcoming Milestones

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CTP-656: Phase 2 Initiation Expected in 2016. Concert expects to report topline data from the Phase 1 multiple ascending dose trial evaluating three doses of CTP-656 in healthy volunteers in the second quarter 2016. Based on the results of this trial, the Company expects to advance CTP-656 into a Phase 2 clinical trial in cystic fibrosis patients with gating mutations in the second half of 2016.

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CTP-656 Solid Dose Phase 1 Results Confirmed Superior PK Profile to Kalydeco®. The Phase 1 multiple ascending dose trial included a 150 mg single dose tablet-to-tablet comparison of CTP-656 compared to the current standard-of-care, Kalydeco (ivacaftor), both administered following a high fat meal. The results from this trial were consistent with those previously announced from Concert’s single ascending dose trial, which demonstrated the superior pharmacokinetic properties of an aqueous suspension of CTP-656 compared to Kalydeco. In the current trial, the tablet formulation of CTP-656 demonstrated a longer half-life, reduced rate of clearance, substantially increased exposure and greater plasma levels at 24 hours. Also, CTP-656 provided greater plasma exposure to the parent drug relative to the less active metabolite. Overall, these results support Concert’s goal of providing superior benefits to patients including a more convenient, once-daily medicine that also has the potential for improved efficacy and reduced drug-drug interactions.

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CTP-656: Food Effect Trial Initiated. In February 2016, Concert initiated a Phase 1 trial to evaluate the bioavailability and pharmacokinetics of CTP-656 under fed and fasted conditions in healthy volunteers. The trial is expected to be completed in the second quarter of 2016.

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AVP-786: Multiple Efficacy Studies Underway. Concert’s collaborator, Avanir, is conducting a number of Phase 3 and Phase 2 clinical trials to evaluate the efficacy and safety of AVP-786 for neurologic and psychiatric indications.

•	Two Phase 3 trials for Alzheimer’s agitation were initiated in November 2015;

•	A Phase 2 trial for adjunctive treatment of major depressive disorder is expected to complete in the second quarter of 2016; and

•	A Phase 2 trial for residual schizophrenia was initiated in September 2015.

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CTP-730 and JZP-386: Phase 1 testing complete. In 2015, Concert completed the necessary Phase 1 clinical trials with CTP-730 and JZP-386. Celgene and Jazz Pharmaceuticals now have responsibility for further development of CTP-730 and JZP-386, respectively. Jazz Pharmaceuticals is exploring formulation options designed to leverage the positive effects observed in the Phase 1 trials. Celgene is currently assessing the data from the Phase 1 program.

Full Year 2015 Financial Results

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Cash and Investments. Cash, cash equivalents and investments as of December 31, 2015, totaled $142.2 million as compared to $79.2 million as of December 31, 2014. During the fourth quarter of 2015, Concert received $10.0 million in milestones including $8.0 million from Celgene and $2.0 million from Avanir. Concert expects its cash, cash equivalents and investments as of December 31, 2015 to be sufficient to fund the Company into 2018.

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Revenues. Revenue was $66.7 million for the year ended December 31, 2015, compared to $8.6 million for the year ended December 31, 2014. The increase in revenue was primarily attributable to the $50.2 million change in control payment received from Auspex Pharmaceuticals in June 2015 as a result of their acquisition by Teva Pharmaceutical Ltd.

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R&D Expenses. Research and development expenses were $28.9 million for the year ended December 31, 2015, compared to $27.5 million for the year ended December 31, 2014, an increase of $1.4 million. The increase in research and development expenses was due to higher headcount and increased expenses associated with the development of CTP-656, which were partially offset by reduced expenses associated with other programs.

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G&A Expenses. General and administrative expenses were $13.1 million for the year ended December 31, 2015, compared to $11.7 million for the year ended December 31, 2014, an increase of $1.4 million. The increase in general and administrative expenses was primarily related to compensation expenses, predominately non-cash stock-based compensation.

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Net Income (Loss). For the year ended December 31, 2015, net income attributable to common stockholders was $24.2 million, or $1.14 per share, as compared to a net loss attributable to common stockholders of $31.8 million, or $2.00 per share, for the year ended December 31, 2014. During the year ended December 31, 2015, Concert recorded a tax provision of $0.4 million related to an alternative minimum tax obligation for 2015.

Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET to provide an update on the Company and discuss full year 2015 financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.
A live webcast may be accessed in the Investors section of the company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

- Financial Tables to Follow -

Concert Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
License and research and development revenue	$305	$1,310	$6,574	$6,576
Other revenue	—	—	50,155	—
Milestone revenue	10,000	—	10,000	2,000
Total revenue	10,305	1,310	66,729	8,576
Operating expenses:
Research and development	6,386	7,068	28,885	27,474
General and administrative	3,256	2,987	13,056	11,700
Total operating expenses	9,642	10,055	41,941	39,174
Income (Loss) from operations	663	(8,745)	24,788	(30,598)
Interest and other income (expense), net	44	(182)	(185)	(1,101)
Income (Loss) before income taxes	707	(8,927)	24,603	(31,699)
Provision for income taxes	23	—	429	—
Net income (loss)	$684	$(8,927)	$24,174	$(31,699)
Accretion on redeemable convertible preferred stock	—	—	—	(55)
Net income (loss) applicable to common stockholders	$684	$(8,927)	$24,174	$(31,754)
Net income (loss) per share applicable to common stockholders—basic	$0.03	$(0.49)	$1.14	$(2.00)
Net income (loss) per share applicable to common stockholders—diluted	$0.03	$(0.49)	$1.09	$(2.00)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders—basic	22,123	18,202	21,152	15,842
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders— diluted	23,302	18,202	22,267	15,842

Concert Pharmaceuticals, Inc.
Summary Balance Sheet Data
(in thousands)
	December 31, 2015	December 31, 2014
Cash and cash equivalents	$92,510	$13,396
Investments, available for sale	49,680	65,836
Working capital	137,481	63,102
Total assets	146,932	84,454
Deferred revenue	10,170	15,821
Loan payable, net of discount	—	7,101
Total stockholders’ equity	$130,635	$54,825

About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases and inflammatory diseases. For more information, please visit www.concertpharma.com.
Cautionary Note on Forward Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about clinical development of our therapeutic candidates and expectations regarding the sufficiency of our cash balance to fund operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.
Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.
Kalydeco is a registered trademark of Vertex Pharmaceuticals, Inc.